Exhibit 10.1

TERMS AND CONDITIONS OF EMPLOYMENT

DATE:  10 November 2004

PARTIES:

(1)         “The Company”: VIA NET.WORKS Inc. whose registered office is at 620 Birchwood Boulevard, Birchwood Warrington WA3 7OZ United Kingdom

(2)         Cameron Mackenzie of [address omitted].

1            Commencement of Employment

1.1         Your employment will begin on 1st November 2004.  This contract replaces any prior agreements or understandings between you and the Company or its affiliates.

2            Probationary period

2.1         Your employment is not subject to a probationary period.

3            Job Title

3.1       You are employed by the Company as Chief Financial Officer

3.2         In addition to your normal duties, you may be required to undertake other duties from time to time as directed by the CEO.

4            Place of work

4.1         You will be based at your home address for the benefit of this contract. Your most frequent office and that which you should regard as your main place of work will be at the corporate office in Schipol, Netherlands. The company will require you to spend time at other locations within the group. This will predominantly be the UK, Netherlands or Geneva.

4.2         You may from time to time be required to travel to other companies within the group.  This may involve travel outside mainland Europe.

5            Payment

5.1         You will be paid a salary of £130,000 per annum (this equals € 190.784 per annum). This will be paid monthly directly to your bank/building society account in arrears. In the event that you move permanently to the Netherlands, your salary will be adjusted to a payment in Euros. This represents an amount of €190,784 per annum. This agreement applies to your car allowance payments, and private health care payments and the euro totals are indicated. These figures will only vary in the event that a considerable change is seen in the exchange rate.

5.2         The Company reserves the right to deduct from your wages, any amount due by you to the Company, including overpayment of wages.

5.3         You will also eligible for a car allowance of £1,023 (1,500 €) per month.  Payable whilst in your current role.  The Company reserves the right to amend or withdraw this payment should your role change.

6            Annual Performance bonus

6.1         You will be eligible for a discretionary annual performance bonus of up to 50 % of your base salary, in line with the VIA NET.WORKS corporate bonus policy.

7            Annual Salary Review

7.1         Your salary and benefits will be reviewed on April 1st 2006.  This review will consider a review of your personal performance, market conditions and will be correlated to the Executive Management team review.

8            Expenses

8.1         Your approved expenses will be reimbursed according to the Company’s Expenses policy set out in the Employee Handbook. In addition, the company will pay for all return flights to and from the UK on the condition that low cost airlines are used at all times. In the event that a low cost airline no longer continues a route, a suitable alternative will be discussed in advance.

9            Normal Hours of Work

9.1       You are required to work 37.5 hours per week.

9.2         Your hours may be varied from time to time at the discretion of the Company, including the total number of hours per week.

10         Holidays

10.1       The holiday year runs from January to December. In addition to public holidays you are entitled to the following paid working days’ holiday accruing pro rata in each calendar year.  All holidays must be authorised by your manager in advance.

Your holiday leave entitlement will be 25 days

10.2       You are entitled to carry over five days of holiday leave from one calendar year to the next.

10.3       You may take a maximum of ten consecutive days of holiday leave.  The prior consent of the CEO is required if you wish to take more than ten consecutive days of holiday leave.

10.4       If on termination of your employment you have exceeded your entitlement to holidays the overpayment will be deducted from your final salary.

10.5       If you have not taken all of your holiday entitlement on the termination of your employment you are entitled to payment in lieu of that unused entitlement.

11         Private Health Insurance

11.1       You will receive a separate allowance of £852 (1250 euros) per annum to contribute towards private health insurance of your choice.

12         Sickness and Sick Pay

12.1       You will receive sick pay in accordance with the Company’s sick pay scheme as follows:

12.2       You will receive 100% of your wages for the first six weeks of sickness;

12.3       Any Sickness in excess of 12.2 will be reviewed at that time by the VP of HR.

12.4       The company reserves the right to request a Doctor’s certificate at any time.

13         Other Employment

13.1       You must not without the prior written consent of the CEO (which will not be unreasonably withheld) engage, whether directly or indirectly, outside your hours of work for the Company in any other business or employment.

14         Collective Agreements

14.1       There are no collective agreements relevant to your employment.

15         Pension

15.1       The Company will make a monthly contribution of 8 % of the gross monthly salary.

15.2       A Stakeholder Pension is available if you wish to join – details are available from HR.

15.3       A contracting out certificate is not in force.

16         Notice of termination

16.1       The period of notice to be given in writing by the Company to terminate your employment is 3 months. This notice period will be applicable until June 1st 2005.

16.2       After 1st June 2005, on the provision that satisfactory performance has been achieved and is confirmed by the CEO and the Board of Directors, your notice period will be increased to 6 months.

16.3       The Company reserves the right to pay you wages in lieu of notice.

16.4       You may terminate your employment by giving 3 months notice at any time.

16.5       The Company reserves the right to terminate your employment without notice or salary in lieu of notice in the appropriate circumstances. This will be subject to investigation.

16.6       If you leave your employment without giving notice to the Company  or during your notice period, the Company reserves the right to deduct one day’s pay for each day not worked during the notice period from your final salary.

16.7       On termination of your employment for any reason (or earlier if requested) you will immediately deliver up to the Company originals and copies of all documents, accounts, computer disks and printouts and all other property in your possession or control which belong or relate in any way to the business of the Company.

16.8       You will on the termination of your employment for any reason at the request of the board of directors of the Company immediately resign without claim for compensation as a director or other officer and as trustee of the Company.

17         Garden leave

17.1       During any period of notice you may be required to perform duties not within your normal duties or special projects.  Alternatively, the Company may require you not to attend work or perform any duties. However, the Company will continue to provide you with salary and all other contractual benefits.

17.2       During any such period you will not be entitled to provide services to any third party.

17.3       If this provision is used then any period of restriction placed upon you following the termination of your employment will be reduced accordingly.

18         Disciplinary and Grievance Procedure

18.1       Details of the above procedures are set out in the Employee Handbook and are used for guidance and reference purposes only.

19         Confidentiality

19.1       During your employment you may have direct or indirect access to a substantial amount of confidential material, relating to the Company and VIA NET.WORKS, Inc. (“Proprietary Information”).  Proprietary Information shall mean inventions, trade secrets, ideas, processes, formulae, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques (collectively referred to as “Inventions”); (b) information regarding plans for research, development, new products, acquisitions, marketing and selling, business plans, budgets and unpublished financial statements, prices and costs, suppliers and customers; and (c) information relating to personnel, investors and capital structure.

19.2       You agree to keep the Proprietary Information in strict confidence.  You will not disclose, use, lecture upon, or publish any Proprietary Information, except as required in the course of your work for the Company.  You agree to abide by these restrictions with respect to any Proprietary Information of any third party to the extent you receive such information in the course of your employment with the Company.

19.3       You agree that the Company solely owns all Proprietary Information.  In other words, all right, title, and interest in any Proprietary Information shall be the exclusive property of the Company and any patent rights, copyrights, mask work rights, trade secret rights, and all other rights recognised throughout the world shall be considered the exclusive property of the Company.

19.4       You agree that the Company owns any and all Inventions that you create in the course of your employment with the Company.  You agree to assign to the Company all rights, title, and interest in any Inventions along with all relevant Proprietary Rights developed in part or in whole by you during the period of your employment with the Company.  Inventions assigned to the Company are referred to as “Company Inventions.”

19.5       It may be necessary to have you execute documents confirming the Company’s ownership of results from your work for the Company, and you agree to execute such documents as the Company may request from time to time whether during your employment or after the termination of your employment with the Company.

20         Post-termination restrictions

20.1       You will not for a period of 3 months after the termination of your employment with the Company directly or indirectly:

20.2       solicit, deal or contract with any person, partnership, firm or company who at any time during the six months immediately preceding the termination of your employment is or was:

20.3       negotiating with the Company for the supply of goods or services;

20.4       a client or customer of the Company;

20.5       in the habit of dealing with the Company, where the soliciting, dealing or contracting relates to goods and/or services which are competitive with or of the type supplied by the Company in respect of the supply of which you were engaged or concerned in the last six months immediately preceding the termination of your employment and where you dealt or had contact with that person, partnership, firm or company.

20.6       solicit away from the Company any person who is or was, when your employment terminated, employed or engaged by the Company as a director, senior manager or sales person who was a member of any department in which you worked during the last six months of your employment.

21         Personal data

21.1       The Company may hold a wide variety of personal data, including, but not limited to references, personal records, e-mails containing personal details, addresses, appraisals and details of your contractual benefits.

21.2       Personal data will be processed (includes, but is not limited to, creating, obtaining, recording, holding or destroying such data) by the Company from time to time.  In particular, personal data shall be processed internally within the Company and other VIA NET.WORKS, Inc. companies within the EU and may also be passed to and subsequently processed by VIA NET.WORKS, Inc. companies based in the United States, and Switzerland and other third-party organisations, in each case for the purposes of the employment relationship only.  Further details of the uses of your data can be found in the Employee Handbook.

By signing this agreement, you consent to the Company processing personal data held in relation to you.

I UNDERSTAND THAT THIS AGREEMENT AFFECTS MY RIGHTS TO INVENTIONS I MAKE DURING MY EMPLOYMENT, AND RESTRICTS MY RIGHT TO DISCLOSE OR USE THE COMPANY’S PROPRIETARY INFORMATION DURING OR AFTER THE TERMINATION OF MY EMPLOYMENT.

I acknowledge receipt of this contract of employment and Employee Handbook and having read these documents I accept the terms and conditions.

/S/ Cameron Mackenzie	November 9, 2004
Signed by the Employee	Date

/s/ Rebecca Markovits	November 9, 2004
Signed for and on behalf of the Company	Date
by Rebecca E. Markovits – VP Human Resources